Exhibit 99.1

CHRISTOPHER P. MARR

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of January 1, 2014 by and between CUBESMART, a Maryland real estate investment trust (the “Company”), and Christopher P. Marr (the “Executive”).

WHEREAS, the Company desires to continue to employ the Executive to devote full time to the business of the Company, to promote the Executive to the position of President and Chief Executive Officer of the Company on the terms and subject to the conditions hereinafter stated and to supersede and replace any and all previously-executed employment agreements between the Company and the Executive, effective as of January 1, 2014 (collectively, the “Prior Employment Agreements”); and

WHEREAS, the Executive desires to be employed by the Company on the terms and subject to the conditions hereinafter stated and to supersede and replace the Prior Employment Agreements, effective as of January 1, 2014.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Term.

1.1          President and Chief Executive Officer.  The Company hereby continues the employment of the Executive, and the Executive hereby accepts such continuation of employment, for a term ending on December 31, 2016 unless sooner terminated in accordance with the provisions of Section 4 or Section 5 (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”).  The Term shall not be subject to renewal unless otherwise agreed in a writing signed by both parties.  Unless otherwise agreed in a writing signed by both parties, Executive’s continuation of service after December 31, 2016 shall be as an at-will employee.  Notwithstanding the employment of the Executive by the Company, the Company shall be entitled to pay the Executive from the payroll of any subsidiary of the Company.

1.2          Member of the Board of Trustees.  The Executive shall be elected to the Board of Trustees of the Company (the “Board”) by the Board effective as of January 1, 2014 and shall thereafter serve as a member of the Board during the Employment Term, subject thereafter to the shareholders’ election of the Executive to the Board at each annual meeting of shareholders during the Term.  During the Term, the Company shall nominate the Executive for election to the Board at any meeting of the shareholders of the Company where the election of the members of the Board is included in the purposes of such meeting.  The Executive shall tender his resignation from the Board upon his cessation of service to the Company as Chief Executive Officer.

2.             Duties.  The Executive, in his capacity as President and Chief Executive Officer, shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Board (including the performance of services for, and serving on the Board of Directors or a comparable governing body of, any subsidiary or affiliate of the

Company without any additional compensation).  The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder, provided that in no event shall this sentence prohibit the Executive from performing personal and charitable activities and any other activities approved by the Board, so long as such activities do not materially and adversely interfere with the Executive’s duties for the Company.  The Board may delegate its authority to take any action under this Agreement to the Compensation Committee of the Board (the “Compensation Committee”).

3.             Compensation.

3.1          Salary.  The Company shall pay the Executive during the Term a base salary at the rate of $525,000 per annum (the “Annual Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives generally.  The Annual Salary may be increased (but not decreased) annually by an amount as may be approved by the Board or the Compensation Committee based on the Compensation Committee’s consideration of market trends, considerations specific to the business of the Company and its affiliates, and individual and Company performance.  Upon any such increase, the increased amount shall thereafter be deemed to be the Annual Salary for purposes of this Agreement.

3.2          Bonus.  During the Term, in addition to the Annual Salary, the Executive will be eligible to participate in an annual bonus plan established by the Compensation Committee for executive officers in its sole and absolute discretion (the “Annual Bonus Plan,” and amounts paid thereunder are referred to as an “Annual Bonus”).  The Executive’s target and maximum award under the Annual Bonus Plan for each full year during the Term shall not be less than 100 percent and 195 percent of the Executive’s Annual Salary for each such year, respectively.  Payments under the Annual Bonus Plan shall be based on the extent of achievement of goals to be approved annually by the Compensation Committee.

3.3          Equity Awards.  The Executive may be awarded such restricted shares, share options and other equity-based awards under the Company’s equity compensation plans (“Equity Awards”), on an annual basis consistent with standard Company policy based on market practice, affordability, performance and other factors as the Compensation Committee determines to be appropriate in its sole discretion, provided that:

(a)           The grant date value of the Executive’s target award for calendar year 2014 shall be $750,000 (as determined by the Compensation Committee consistent with past grant valuation practices); and

(b)           The Executive’s Equity Awards for 2014 shall be made at the same time and in the same form as Equity Awards granted by the Compensation Committee for other executive officers of the Company.

3.4          Benefits — In General.  The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans and similar benefits that may be available to similarly situated senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.  During the Term, the Company shall maintain customary liability insurance for trustees and officers and list the Executive as a covered officer containing coverage and terms that are at least as favorable to the Executive as those in place at the execution of this Agreement.

3.5          Vacation.  During the Term, the Executive shall be entitled to vacation of four (4) weeks per year.

3.6          Automobile.  During the Term, the Company will provide the Executive an allowance for the use of an automobile (including the payment of vehicle insurance) in accordance with the Company’s policy in effect from time to time.  At the option of the Company, in lieu of providing such allowance, the Company will provide the Executive with an automobile of suitable standard to the Executive’s position.

3.7          Expenses.  The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket business expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, pursuant to the Company’s standard expense reimbursement policy as in effect from time to time, so long as the Executive provides proper documentation establishing the amount, date and business purpose of the expenses.

3.8          Promotion Equity Award.  In addition to any other compensation and benefits payable under this Agreement, the Executive shall receive an Equity Award on the terms set forth in the form of the grant agreement attached hereto as Exhibit C.

4.             Termination upon Death or Disability.  If the Executive dies during the Term, the obligations of the Company to or with respect to the Executive shall terminate in their entirety except as otherwise provided under this Section 4.  If the Executive becomes Disabled (as defined below), the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.  “Disabled” means that the Executive, because of sickness or injury, is not able to perform his material duties under this Agreement for a period of one hundred twenty (120) consecutive days or for a cumulative period of one hundred eighty (180) days in any twelve-month period.  Any dispute concerning the existence of events which constitute “Disabled” shall be subject to payments to Executive in accordance with Section 7.3 (b) hereof.

Upon death of the Executive or the Company’s determination to terminate the employment of the Executive because the Executive has become Disabled, then (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the Termination other than Annual Salary earned and accrued under this Agreement prior to the Effective Date of the Termination, any bonus for the prior fiscal year awarded but not yet paid, other benefits, including payment for accrued but unused vacation, earned and accrued under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination) and an amount equal to the product of (x) the Executive’s target annual bonus for the fiscal year of the Executive’s death or in which the Executive became Disabled and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Effective Date of the Termination, and the denominator of which is 365, such amount to be paid to the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) within 30 days of the Effective Date of the Termination; (ii) all Equity Awards held by the Executive shall become fully vested and exercisable; and (iii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and there shall be no further rights with respect to the Executive hereunder (except as provided in Section 7.14).  For purposes of this Section 4, the “Effective Date of the Termination” shall mean the date of death or the date of the Executive’s termination of employment on account of his becoming Disabled.

For the avoidance of doubt, the Executive acknowledges and agrees that the payments set forth in this Section 4 constitute liquidated damages for termination of his employment during the Term upon death or by virtue of his becoming Disabled.

5.             Other Terminations of Employment.

5.1          Termination for Cause.  For purposes of this Agreement, “Cause” shall mean:

(a)           the Executive’s conviction for (or pleading nolo contendere to) any felony or a misdemeanor involving moral turpitude;

(b)           the Executive’s commission of an act of fraud, theft or dishonesty related to the business of the Company or its affiliates or the performance of the Executive’s duties hereunder;

(c)           the willful and continuing failure or habitual neglect by the Executive to perform the Executive’s duties hereunder other than in the event that the Executive has become Disabled;

(d)           any material violation by the Executive of the covenants contained in Section 6 or in the Non-Competition Agreement dated as of January 1, 2014 between the Executive and the Company in the form attached hereto as Exhibit B (the “Non-Competition Agreement”); or

(e)           the Executive’s willful and continuing material breach of this Agreement.

For purposes of this Section 5.1, no act, or failure to act, by Executive shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or its subsidiaries.  Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Cause under clause (c), (d) or (e) above, the Executive shall have 30 days from the date written notice is given by the Company of such event or condition to cure such event or condition and, if the Executive does so, such event or condition shall not constitute Cause hereunder.

5.2          Termination for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive:

(a)           the material reduction of the Executive’s authority, duties and responsibilities, or the assignment to the Executive of duties materially and adversely inconsistent with the Executive’s position or positions with the Company and its subsidiaries, other than in the event that the Executive has become Disabled;

(b)           a material reduction in Annual Salary of the Executive;

(c)           the failure by the Company to obtain an agreement from any successor to the business of the Company to assume and agree to perform this Agreement;

(d)           a requirement by the Company that the Executive’s work location be moved more than fifty (50) miles from the Company’s office where the Executive works effective as of the date of this Agreement, unless the relocation results in the work location being closer to Executive’s residence;

(e)           the Company’s material and willful breach of this Agreement (provided that a re-assignment of the Executive’s role and responsibilities if he becomes Disabled shall not, in and if itself, constitute a breach); or

(f)            the Company’s failure to adopt a separation or severance plan applicable to the Executive not later than October 1, 2016.

Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Good Reason under clause (a), (b), (d), (e) or (f) above, the Company shall have 30 days from the date on which the Executive gives the written notice thereof to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.  Further, an event or condition shall cease to constitute Good Reason one (1) year after the event or condition first occurs.

5.3          Effect of Termination for Cause.  The Company may terminate the Executive’s employment hereunder for Cause and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.  If the Company terminates the Executive for Cause, (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the Termination other than Annual Salary and other benefits, including payment for unused vacation earned and accrued under this Agreement prior to the Effective Date of the Termination and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination, but excluding any bonuses the Executive would have been entitled to under the Bonus Plans; and (ii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 7.14).  For purposes of this Section 5.3, the “Effective Date of the Termination” shall mean the date on which a notice of termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such notice of termination.

5.4          Effect of Termination Without Good Reason.  The Executive may terminate his employment without Good Reason.  If the Executive terminates the Executive’s employment with the Company without Good Reason: (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the Termination other than Annual Salary and other benefits, including payment for unused vacation earned and accrued under this Agreement prior to the Effective Date of the Termination and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination, but excluding any bonuses the Executive would have been entitled to under the Bonus Plans; and (ii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 7.14).  For purposes of this Section 5.4, the “Effective Date of the Termination” shall mean the date on which a notice of termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such notice of termination.

5.5          Section 280G Adjustments.

(a)           Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section 5.5 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).

(b)           Any such reduction shall be made by the Compensation Committee in its sole discretion consistent with the requirements of Section 409A of the Code.

(c)           Any determination required under this Section 5.5, including whether any payments or benefits are parachute payments, shall be made by the Compensation Committee in its sole discretion.

5.6          Termination Without Cause; Termination for Good Reason.

(a)           In General.  The Company may terminate the Executive’s employment at any time without Cause, for any reason or no reason and the Executive may terminate the Executive’s employment with the Company for Good Reason.  If the Company or the Executive terminates the Executive’s employment and such termination is not described in Section 4; Section 5.1; Section 5.3; or Section 5.4, (i) the Executive shall receive the Executive’s Annual Salary earned and accrued under this Agreement prior to the Effective Date of the Termination, any bonus for the prior year which has been awarded but not yet paid, and other benefits, including payment for accrued but unused vacation, earned and accrued under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination) and an amount equal to the product of (x) the Executive’s target annual bonus for the fiscal year of the Executive’s termination of employment and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Effective Date of the Termination, and the denominator of which is 365, such amount to be paid to the Executive within 30 days of the Effective Date of Termination; (ii) the Executive shall receive a cash payment equal to the Severance Payment payable at the time described in Section 5.6(b) below; (iii) for 18 months after the Effective Date of the Termination, the Company shall continue medical, prescription and dental benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to other peer employees of the Company and its affiliated companies, as if the Executive’s employment had not been terminated; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical, prescription and dental benefits under another employer provided plan, the medical, prescription and dental benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; (iv) notwithstanding anything to the contrary contained in any applicable equity plan documentation or Equity Award Grant agreements entered into prior to the date of this Agreement, (A) if such termination is not within 12 months following a Change in Control, then all time-vested Equity Awards (but not performance-based Equity Awards) shall continue to vest on the schedule set forth in the applicable Equity Award Grant agreement, or (B) if such termination is within 12 months following a Change in Control, then all Equity Awards held by the Executive shall be fully vested and exercisable; and (v) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 7.14).

(b)           Severance Payment

(i)            Effective Date of Termination Not Within 12 Months of a Change in Control.  If the Effective Date of the Termination is not within 12 months following a Change in Control, as hereinafter defined, the “Severance Payment” means two (2) times the sum of:  (i) the Executive’s Annual Salary (as in effect on the effective date of such termination) plus (ii) the average of the two previous Annual Bonuses received by the Executive pursuant to Section 3.2.

(ii)           Effective Date of Termination Within 12 Months of a Change in Control.  If the Effective Date of the Termination is within 12 months following a Change in Control, as hereinafter defined, the “Severance Payment” means three (3) times the sum of:  (i) the Executive’s Annual Salary (as in effect on the effective date of such termination) plus (ii) the average of the two previous Annual Bonuses received by the Executive pursuant to Section 3.2.

(c)           Change in Control.  For purposes of this Section 5.6, the term Change in Control has the same meaning as assigned to the term “Change in Control” in the CubeSmart 2007 Equity Incentive Plan, or any successor plan, program or arrangement.

(d)           Severance Payment in the Event of Termination with Good Reason or Termination without Cause where no Change in Control Occurs.  In the event of Termination with Good Reason or Termination without Cause in circumstances where neither Section 5.6 (i) nor 5.6 (ii) is applicable or thereafter becomes applicable, the Severance Payment means three (3) times the sum of: (i) the Executive’s Annual Salary (as in effect on the effective date of such termination) and (ii) the average of the two previous Annual Bonuses received by the Executive pursuant to Section 3.2.

(e)           Effective Date of the Termination.  For purposes of this Section 5.6, the “Effective Date of the Termination” shall mean the date on which a notice of termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such notice of termination, or in the case of termination of employment by the Executive for Good Reason, the date of termination specified in such Executive’s notice of termination.

5.7          Severance and Release.  If Executive’s employment is terminated and Executive is entitled to receive a Severance Payment or other post-termination benefits, the payment of such benefits is expressly conditioned upon and shall not be made, provided or otherwise available unless and until, Executive has executed and delivered to the Company a Severance and General Release Agreement in the form attached hereto as Exhibit A.  The Company shall have no post-termination obligations under this Agreement if the executed release is not received by the Company within 53 days after the Effective Date of Termination.  If the Executive executes and delivers such Severance and General Release Agreement to the Company within 53 days after the Effective Date of Termination, the Company shall pay the Executive a cash payment equal to the Severance Payment on the Company’s next regular payroll date following the date on which the Severance and General Release Agreement referenced in Section 5.7 becomes final, binding and irrevocable, provided that if the Effective Date of Termination occurs after November 1st of any calendar year in the Term, the Severance Payment shall not be paid before the first regular payroll date in the next following calendar year.

5.8          Nature of Payments.  For the avoidance of doubt, the Executive acknowledges and agrees that the payments set forth in this Section 5 constitute liquidated damages for termination of his employment during the Term.

5.9          Calculation of Annual Bonus.  Reference in Section 5.6 to Annual Bonuses (and the singular thereof) means any such bonuses received under this Agreement or a Prior Employment Agreement.

6.             Confidential and Proprietary Information; Non-Disparagement.

6.1          Confidential Information.  The Executive shall keep secret and retain in strictest confidence, and shall not use for his personal benefit or the benefit of others or directly or indirectly disclose, except as may be required or appropriate in connection with his carrying out his duties under this Agreement, all confidential information, knowledge or data relating to the Company or any of its affiliates, or to the Company’s or any such affiliate’s respective businesses and investments (including confidential information of others that has come into the possession of the Company or any such affiliate), learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates and which is not generally available lawfully and without breach of confidential or other fiduciary obligation to the general public without restriction (the “Confidential Company Information”), except with the Company’s express written consent or as may otherwise be required by law or any legal process.

6.2          Return of Documents; Rights to Products.  All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by the Executive or made available to the Executive concerning the businesses and investments of the Company and its affiliates shall be the Company’s property and shall be delivered to the Company at any time on request.  The Executive shall assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by him alone or in conjunction with others at any time while employed by the Company.

6.3          Non-Disparagement.  The Executive shall not disparage the Company, its business, its employees, officers or agents, or any of the Company’s affiliates or related entities in any manner harmful to their business or business reputation.  Likewise, the Company shall not disparage the Executive or otherwise make any negative statement about the Executive, in writing, orally, or otherwise, in connection with the matters or claims released herein and expressly including, but not limited to, matters related to the Executive’s employment with the Company.  This clause shall not prevent the Company from communicating confidentially with its attorney(s), officers, or directors of the corporation, or to the extent required by public disclosure laws or as required by laws, regulations, or a final and binding court order or other compulsory process.

6.4          Rights and Remedies upon Breach.  The Executive acknowledges and agrees that any breach by him of any of the provisions of this Section 6 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy.  Therefore, if the Executive breaches any of the Restrictive Covenants, the Company and its affiliates shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.  This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages).

7.             Other Provisions.

7.1          Severability.  The Executive acknowledges and agrees that the Executive has had an opportunity to seek advice of counsel in connection with this Agreement.  If it is determined that any of the provisions of this Agreement, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full affect, without regard to the invalid portions.

7.2          Enforceability; Jurisdictions.  The Company and the Executive intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of the State of Maryland and the Commonwealth of Pennsylvania.  If any court holds the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect the Company’s right, or the right of any of its affiliates, to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction’s being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata.  Any dispute between the Company and the Executive other than a dispute relating to the enforcement of the Restrictive Covenants shall be resolved by arbitration in Philadelphia, Pennsylvania pursuant to the rules of the American Arbitration Association.

7.3          Attorneys’ Fees.

(a)           The Company shall pay or reimburse Executive for up to $35,000 of reasonable legal fees and expenses incurred by Executive in connection with the negotiation and documentation of this Agreement and the Exhibits to this Agreement.

(b)           In the event of any legal proceeding relating to this Agreement or any term or provision thereof, each party shall pay its own attorneys’ fees, provided that if the Executive prevails on at least one material issue raised in such a legal proceeding, the Company shall promptly pay or reimburse the Executive for all reasonable attorneys’ fees incurred by the Executive in connection with any such proceeding within the 10 year period commencing on the applicable Effective Date of Termination.  The amount of reimbursement available to the Executive under this Section 7.3 during a taxable year will not affect the expenses eligible for reimbursement in any other taxable year.  Reimbursements under this Section 7.3 shall be paid to the Executive on or before the last day of the Executive’s taxable year following the Executive’s taxable year in which the expense is incurred.

7.4          Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered (i) two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when received if it is sent by facsimile communication during normal business hours on a business day or one business day after it is sent by facsimile and received if sent other than during business hours on a business day, (iii) one business day after it is sent via a reputable overnight courier service, charges prepaid, or (iv) when received if it is delivered by hand, in each case to the intended recipient as set forth below:

If to the Company, to:	CubeSmart 5 Old Lancaster Road Malvern, PA 19355 Attn: Chief Legal Officer Facsimile: (610) 535-5729

with a copy to:	CubeSmart 5 Old Lancaster Road Malvern, PA 19355 Attn: Chief Financial Officer Facsimile: (610) 535-5720
If to the Executive, to the address set forth in the records of the Company.

Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.5          Non-Competition Agreement.  The Executive acknowledges that (i) the Executive will derive significant benefits as a result of the Company’s execution and delivery of this Agreement and (ii) the execution and delivery of the Non-Competition Agreement on the date hereof is a material inducement to the Company’s execution and delivery of this Agreement and the Company would not have entered into this Agreement without the execution and delivery by the Executive of the Non-Competition Agreement.

7.6          Entire Agreement.  This Agreement, together with the exhibits hereto and the Non-Competition Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with the Company or its subsidiaries (or any predecessor of either).

7.7          Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.8          GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

7.9          Assignment.  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void.  In the event of any merger, consolidation or restructuring of the Company, the Company may assign this Agreement and its rights hereunder to any successor.

7.10        Withholding.  The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law.  No other taxes, fees, impositions, duties or other charges or offsets of any kind shall be deducted or withheld from amounts payable hereunder, unless otherwise required by law.

7.11        No Duty to Mitigate.  The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event the Executive does mitigate.

7.12        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.13        Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.  Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.14        Survival.  Anything contained in this Agreement to the contrary notwithstanding, the provisions of Section 6 and Section 7 (to the extent necessary to effectuate the survival of Section 6 and Section 7) shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

7.15        Existing Agreements.  Executive represents to the Company that the Executive is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit the Executive from executing this Agreement or limit the Executive’s ability to fulfill the Executive’s responsibilities hereunder.

7.16        Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.17        Six Month Delay of Certain Payments.  In the event the payment of any amounts payable pursuant to Section 5 of this Agreement within six months of the date of the Executive’s Separation from Service would cause the Executive to incur any additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, then payment of such amounts shall be delayed until the date that is six months following the Executive’s Separation from Service (the “Earliest Payment Date”).  If this provision becomes applicable, payments that would have been made prior to the Earliest Payment Date in the absence of this provision will be paid as a lump sum on the Earliest Payment Date and the remaining severance benefits or other payments will be paid according to the schedule otherwise applicable to the payments.

7.18        Certain Definitions.  For purposes of this Agreement:

(a)           an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and includes subsidiaries.

(b)           A “business day” means the period from 9:00 am to 5:00 pm on any weekday that is not a banking holiday in New York City, New York.

(c)           A “Separation from Service” means a “separation from service” as defined in Section 1.409A-1(h) of the Treasury Regulations; provided that in applying Section 1.409A-1(h)(1)(ii) of the Treasury Regulations, a Separation from Service shall be deemed to occur if the Company and the Executive reasonably anticipate that the level of bona fide services the Executive will perform for the Company (whether as an employee or as an independent contractor) will permanently decrease to less than 50% of the average level of bona fide services performed by the Executive for the Company (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services performed for the Company if the Executive has been providing services to the Company for less than 36 months).  In the event of a disposition of assets by the Company to an unrelated person, the Company reserves the discretion to specify (in accordance with Section 1.409A-1(h)(4) of the Treasury Regulations) whether the Executive who would otherwise experience a Separation from Service with the Company as part of the disposition of assets will be considered to experience a Separation from Service for purposes of Section 1.409A-1(h) of the Treasury Regulations.

(d)           A “subsidiary” means any corporation, partnership, joint venture or other entity in which at least a majority interest in such entity is owned directly or indirectly by the Company.

7.19        Replacement of All Previous Employment Agreements.  The Company and the Executive acknowledge and agree that each of the Prior Employment Agreements are terminated by mutual consent effective as of January 1, 2014, and neither the Company nor the Executive shall have any continuing obligation to the other pursuant to the terms of any other such employment agreement.  The mutual agreements and covenants contained in this Agreement shall replace and supersede in their entirety the provisions of all Prior Employment Agreements between the Company and the Executive.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

CUBESMART

/s/ William M. Diefenderfer III
Name:	William M. Diefenderfer III
Title:	Chairman of the Board

EXECUTIVE

/s/ Christopher P. Marr
Name:	Christopher P. Marr

EXHIBIT A

SEVERANCE AND GENERAL RELEASE AGREEMENT

This agreement made and entered into between CUBESMART (the “Company”) and                        (the “Executive”);

WHEREAS, the Executive has been employed by the Company (or its predecessor) since                                pursuant to that Amended and Restated Executive Employment Agreement dated                                (the “Employment Agreement”);

WHEREAS, the Executive’s employment with the Company has been terminated under the Employment Agreement, effective                               ;

WHEREAS, pursuant to the Employment Agreement, the Company has expressed its willingness to provide a Severance Payment and/or other post-termination benefits (as specifically set forth in the Employment Agreement and the Exhibits to the Employment Agreement, the “Termination Benefits”), in connection with such termination, upon the terms set forth herein;

WHEREAS, pursuant to the Employment Agreement, the Executive has agreed to accept those benefits upon the terms set forth herein;

NOW, THEREFORE, the parties agree as follows:

1.                                      The recitals set forth above are true and accurate.

2.                                      As a material inducement to Executive to enter into this Agreement, the Company will provide the Executive with the Termination Benefits in accordance with the terms and conditions of the Employment Agreement, from which the Company will make all applicable withholding.  The Executive acknowledges that he is not entitled to receive the Termination Benefits unless he executes and does not revoke this Severance and General Release Agreement (the “Agreement”).

3.                                     This Agreement is not and shall not be construed as an admission by the Executive of any fact or conclusion of law.  Likewise, this Agreement is not and shall not be construed as an admission by Company of any fact or conclusion of law.  Without limiting the general nature of the previous sentences, this Agreement shall not be construed as an admission that the Executive, or the Company, or any of the Company’s officers, directors, managers, agents, or employees have violated any law or regulation or have violated any contract, express or implied.

4.                                      The Executive represents and warrants that he has no personal knowledge of any practices engaged in by the Company that is or was a violation of any applicable state law or regulations or of any federal law or regulations.  To the extent that the Executive has knowledge of any such practices, the Executive represents and warrants that the Executive already has notified the Company in writing of such alleged practices.

5.                                      The Executive represents and warrants that he has not filed any other complaint(s) or charge(s) against the Company with the EEOC or the state commission empowered to investigate claims of employment discrimination or with any other local, state or federal agency or court, and that if any such agency or court assumes jurisdiction of any complaint(s) or charge(s) against the Company on behalf of the Executive, the Executive will request such agency or court to withdraw from the matter, and the Executive will refuse any benefits derived therefrom.  This Agreement will not affect the Executive’s right to hereafter file a charge with or otherwise participate in an investigation or proceeding conducted by the EEOC regarding matters which arose after the date of this Agreement and which are not the subject of this Agreement.

6.                                      The Executive hereby irrevocably and unconditionally releases and forever discharges the Company, its subsidiaries, parent companies, and related entities, and each of the Company and its affiliates’ successors, assigns, agents, directors, officers, employees, representatives, and attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Released Parties”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (“Claims”), which the Executive now has, or claims to have, or which the Executive at any time heretofore had, or claimed to have, against each or any of the Released Parties.  The definition of Claims also specifically encompasses all claims of under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981(a), the Age Discrimination in Employment Act of 1967, as amended, the Employment Retirement Income Security Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, as well as all claims under state law provided under other applicable state law or local ordinance concerning the Executive’s employment.  This Agreement further specifically encompasses all claims related to compensation, benefits, incentive packages, or any other form of compensation the Executive may or may not have received during his employment.

7.                                      The Executive agrees that he forever waives and relinquishes any and all claim, right, or interest in reinstatement or future employment that he presently has or might in the future have with the Company and its successors and assigns.  The Executive agrees that he will not seek employment with the Company and its successors and assigns in the future.

8.                                      If any provision of this Agreement is held to be invalid or unenforceable, the remainder of the Agreement shall nevertheless remain in full force and effect.  If any provision is held to be invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.  No waiver of any terms of conditions of this Agreement or any part of the Agreement shall be deemed a waiver of any other terms and conditions of this Agreement or with any later breach of this Agreement.

9.                                      The Executive agrees to indemnify and hold each and all of the Released Parties harmless from and against any and all loss, costs, damage, or expense, including, without limitation, attorneys fees, incurred by the Released Parties, or any of them, arising out of the Executive’s breach of this Agreement or the fact that any representation made by him herein was false when made.

10.                               In the event of any breach of this Agreement or the Non-Competition Agreement or Section 6 of the Employment Agreement by the Executive, the Company shall be entitled to immediately cease payment of the Termination Benefits in addition to any other remedy it may have.  Both parties understand and agree that should either of them breach any material term of this Agreement, the non-breaching party can institute an action to enforce the terms of this Agreement.  If legal action is commenced to enforce any provision of this Agreement, the substantially prevailing party in such action shall be entitled to recover its attorneys’ fees and expenses through any and all trial courts or appellate courts, in addition to any other relief that may be granted.

11.                               The Executive represents that he has not heretofore assigned or transferred, or purported to assign or transfer to any person or entity, any Claim or any portion thereof or interest therein.

12.                              The Executive represents and acknowledges that in executing this Agreement he does not rely and has not relied upon any other representation or statement made by any of the Released Parties or by any of the Released Parties’ agents, representatives or attorneys, except as set forth herein, with regard to the subject matter, basis or effect of this Agreement.

13.                               The Executive further agrees that he will not disparage the Company, its business, its employees, officers or agents, or any of the Company’s affiliates or related entities in any manner harmful to their business or business reputation.  The Executive and the Company agree to keep the matters contained herein confidential.  The Executive will not discuss this agreement with any current or former employee(s) of the Company.  This clause shall not prevent the Executive from communicating confidentially with his attorney(s) or immediate family members, or to the extent required by public disclosure laws or as required by laws, regulations, or a final and binding court order or other compulsory process.  Likewise, the Company agrees not to disparage the Executive or otherwise make any negative statement about the Executive, in writing, orally, or otherwise, in connection with the matters or claims released herein and expressly including, but not limited to, matters related to the Executive’s employment with the Company.  This clause shall not prevent the Company from communicating confidentially with its attorney(s), officers, or directors of the corporation, or to the extent required by public disclosure laws or as required by laws, regulations, or a final and binding court order or other compulsory process.

14.                               This Agreement shall be binding upon the Company, the Executive and their respective heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Released Parties and each of them, and to their heirs, administrators, representatives, executor, successors and assigns.

15.                               All terms not defined herein shall have the meanings set forth in the Employment Agreement.

16.                               This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Maryland.

17.                               This Agreement sets forth the entire agreement between the parties hereto.  Any modification, amendment or change to this Agreement must be made in writing and signed by both parties.

The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.  The Executive acknowledges that the Executive has been given a period of twenty-one (21) days within which to consider this Agreement.  The Executive further acknowledges that this Agreement may be revoked by the Executive at any time during the seven (7) day period beginning on the date that the Executive has signed this Agreement by providing written notice of revocation to:

CUBESMART
5 Old Lancaster Road
Malvern, PA 19355
Attn: Chief Legal Officer
Facsimile No.: (610) 535-5729

This Agreement shall not become effective if the Executive revokes the Agreement during this 7-day period and will not become effective otherwise until after expiration of the 7-day period.  The Executive shall not be entitled to receive any Termination Benefits under this Agreement or otherwise until the expiration of the revocation period.

[Signatures on Following Page]

CUBESMART

/s/
Date	Name:
Title:

EXECUTIVE

/s/
Date	Name:	Christopher P. Marr

EXHIBIT B

NONCOMPETITION AGREEMENT

NONCOMPETITION AGREEMENT

THIS AMENDED AND RESTATED NONCOMPETITION AGREEMENT (this “Agreement”) is entered into effective January 1, 2014 by and between CUBESMART, a Maryland real estate investment trust (the “Company”), and Christopher P. Marr (the “Executive”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Executive are entering into an Executive Employment Agreement dated as of the date hereof, pursuant to which, among other things, the Company has agreed to employ the Executive, and the Executive has agreed to be employed by the Company, in accordance with the terms thereof (the “Employment Agreement”); and

WHEREAS, the Company and the Executive agree that the Executive will not engage in competition with the Company and will refrain from taking certain other actions pursuant to the terms and conditions hereof in an effort to protect the Company’s legitimate business interests and goodwill and for other business purposes.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.             Noncompetition.  The Executive agrees with the Company that for the lesser of (i) the three-year period beginning on the effective date of this Agreement or (ii) the period during which the Executive is employed by, or serving as an officer or trustee or director of, the Company, CubeSmart, L.P., a Delaware limited partnership of which the Company is the general partner, or any of their direct or indirect subsidiaries (collectively, the “REIT”), and for six months thereafter (the “Restricted Period”), the Executive will not, (a) directly or indirectly, engage in any business involving self-storage facility development, construction, acquisition or operation (“Self Storage Business”), whether such business is conducted by the Executive individually or as a principal, partner, member, stockholder, director, trustee, officer, employee or independent contractor of any Person (as defined below) or (b) own any interests in any self-storage facilities, in each case in the United States of America; provided, however, that this Section 1 shall not be deemed to prohibit the direct or indirect ownership by the Executive of up to five percent of the outstanding equity interests of any public company.  For purposes of this Agreement, “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

2.             Nonsolicitation. The Executive agrees with the Company that during the Restricted Period, such Executive will not (a) directly or indirectly solicit, induce or encourage any employee or independent contractor to terminate their employment with the REIT or to cease rendering services to the REIT, and the Executive shall not initiate discussions with any such Person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other Person, or (b) hire (on behalf of the Executive or any other person or entity) any employee or independent contractor who has left the employment or other service of the REIT (or any predecessor thereof) within one year of the termination of such employee’s or independent contractor’s employment or other service with the REIT.

3.             Reasonable and Necessary Restrictions.  The Executive acknowledges that the restrictions, prohibitions and other provisions hereof, including, without limitation, the Restricted Period set forth in Section 1 and the restrictions set forth in Section 2, are reasonable, fair and equitable in terms of duration, scope and geographic area, are necessary to protect the legitimate business interests of the REIT, and are a material inducement to the Company to enter into this Agreement and the Employment Agreement.

4.             Specific Performance.  The Executive acknowledges that the obligations undertaken by such Executive pursuant to this Agreement are unique and that the Company likely will have no adequate remedy at law if the Executive shall fail to perform any of such Executive’s obligations hereunder, and the Executive therefore confirms that the Company’s right to specific performance of the terms of this Agreement is essential to protect the rights and interests of the Company.  Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, covenants, agreements and other provisions of this Agreement specifically performed by the Executive, and the Company shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by the Executive.  Further, the Executive agrees to indemnify and hold harmless the Company from and against any reasonable costs and expenses incurred by the Company as a result of any breach of this Agreement by such Executive, and in enforcing and preserving the Company’s rights under this Agreement, including, without limitation, the Company’s reasonable attorneys’ fees.  The Executive hereby acknowledges and agrees that the Company shall not be required to post bond as a condition to obtaining or exercising such remedies, and the Executive hereby waives any such requirement or condition.  If the Executive is the prevailing party in any action in which the Company seeks to enforce its rights under this Agreement, the Company agrees to indemnify and hold harmless the Executive from and against any reasonable costs and expenses incurred by the Executive as a result of such action, including, without limitation, the Executive’s reasonable attorneys’ fees.

5.             Miscellaneous Provisions.

5.1          Assignment; Binding Effect.  This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to its business and will inure to the benefit of and be binding upon any such successor.  Subject to the foregoing provisions restricting assignment, all covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors, assigns, heirs, and personal representatives.

5.2          Entire Agreement.  This Agreement, together with the Employment Agreement, constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes and renders of no force and effect all prior oral or written agreements, commitments and understandings among the parties with respect to the matters set forth herein.  This Section 5.2 shall not be used to limit or restrict the rights or remedies, whether express or implied, of any noncompetition or nonsolicitation policies of the REIT applicable to the Executive.

5.3          Amendment.  Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto.

5.4          Waivers.  No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument.  Neither the waiver by either of the parties hereto of a breach or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

5.5          Severability.  If fulfillment of any provision of this Agreement, at the time such fulfillment shall be due, shall transcend the limit of validity prescribed by law, then the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision contained in this Agreement operates or would operate to invalidate this Agreement, in whole or in part, then such clause or provision only shall be held ineffective, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect. Notwithstanding the foregoing, in the event that the restrictions against engaging in competitive activity contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive or unreasonable in any other respect, the Agreement shall be interpreted to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action and the court may limit the application of any other provision or covenant, or modify any such term, provision or covenant and proceed to enforce this Agreement as so limited or modified.  To the extent necessary, the parties shall revise the Agreement and enter into an appropriate amendment to the extent necessary to implement any of the foregoing.

5.6          Governing Law; Jurisdiction.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, but not including the choice-of-law rules thereof.

5.7          Headings.  Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

5.8          Executive’s Acknowledgement. The Executive acknowledges (i) that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and (ii) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

5.9          Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been delivered (i) when physically received by personal delivery (which shall include the confirmed receipt of a telecopied facsimile transmission), or (ii) three business days after being deposited in the United States certified or registered mail, return receipt requested, postage prepaid or (iii) one business day after being deposited with a nationally known commercial courier service providing next day delivery service (such as Federal Express), to the following addresses:

(i)                                 if to the Executive, to the address set forth in the records of the Company; and

(ii)                       if to the Company,

CubeSmart

5 Old Lancaster Road

Malvern, PA 19355

Attn:  Chief Legal Officer

Facsimile No.: (610) 535-5729

5.10        Execution in Counterparts.  To facilitate execution, this Agreement may be executed in as many counterparts as may be required.  It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts.  All counterparts shall collectively constitute a single agreement.

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement, or caused this Agreement to be duly executed on its behalf, as of the date first set forth above.

THE EXECUTIVE:

/s/ Christopher P. Marr
Christopher P. Marr

THE COMPANY:

CUBESMART

By:	/s/ William M. Diefenderfer III
Name:	William M. Diefenderfer III
Title:	Chairman of the Board

EXHIBIT C

EQUITY AWARD

RESTRICTED SHARE UNIT AGREEMENT

Grant No.:

CUBESMART

2007 EQUITY INCENTIVE PLAN

(AS AMENDED AND RESTATED, EFFECTIVE JUNE 2, 2010)

RESTRICTED SHARE UNIT AGREEMENT

This is a Restricted Share Unit Award (the “Award”) from CubeSmart, a Maryland real estate investment trust (the “Company”) to the Grantee named below (the “Grantee”), subject to the vesting conditions set forth in the attachments.  Upon the vesting of the Restricted Share Units under this Award, the Company will deliver one common share of beneficial interest, $.01 par value (a “Share”), of the Company to the Grantee for each vested Restricted Share Unit.  Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment, and in the Company’s 2007 Equity Incentive Plan.

Grant Date:  January 24, 2014

Name of Grantee:  Christopher P. Marr

Number of RSUs Covered by Grant:  Number of RSUs equal to the quotient of $500,000, divided by the closing price of Shares on January 24, 2014, rounded to the next higher number of RSUs.

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which will be provided on request.  You acknowledge that you have carefully reviewed the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

Grantee:
Name: Christopher P. Marr

Company:
Name:
Title:

CUBESMART

2007 EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNIT AGREEMENT

Restricted Share Units/Non-transferability

This grant is an award of Shares in the number of Restricted Stock Units described on the cover sheet subject to the vesting conditions described below (“RSUs”). The effectiveness of this grant is conditioned on your execution of the Employment Agreement between you and the Company dated as of January 1, 2014 (the “Employment Agreement”).  To the extent not yet vested, your RSUs may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the RSUs be made subject to execution, attachment or similar process

Vesting of RSUs and Issuance of Shares

The Company will issue Shares in respect of vested RSUs as and when such Shares vest.

Your right to the Shares under this Restricted Share Unit Agreement shall vest as to one-third (1/3) of the total number of Shares covered by this grant, as described on the cover sheet, rounded to the nearest whole number, on each of January 1, 2015, January 1, 2016 and January 1, 2017 (each an “Anniversary Date”) provided you then continue in Service.

Your right to the Shares under this Restricted Share Unit Agreement will become fully vested on your termination of Service due to death or disability.

If, upon a “Change in Control” (as defined in the Plan), the continuing business entity or the successor business entity fails to assume or replace the unvested RSUs with rights of equivalent value, your right to the Shares under this Restricted Share Unit Agreement will become fully vested upon such Change in Control, except to the extent that such vesting may be restricted pursuant to Section 5.5 of the Employment Agreement.

If upon a “Change in Control” (as defined in the Plan), the continuing business entity or the successor business entity assumes or replaces the unvested RSUs with rights of equivalent value, and during the two-year period following such “Change in Control,” the continuing business entity or the successor business entity, as applicable, terminates your employment without “Cause,” or if you terminate your employment for “Good Reason,” your right to the Shares under this Restricted Share Unit Agreement will become fully vested upon such termination of your employment, except to the extent that such vesting may be restricted pursuant to Section 5.5 of the Employment Agreement.

If the Company terminates your employment without “Cause,” or if you terminate your employment with the Company for “Good Reason,” or if you terminate your employment with the Company without “Good Reason” after you have reached age 55 and completed 10 or more years of continuous service with the Company, any unvested RSUs shall continue to vest on the same basis as if you had continued in service to the applicable vesting dates.  For purposes of this Restricted Share Unit Agreement, the terms “Cause,” “Good Reason” and “Effective Date of Termination” shall have the meanings assigned to them in the Company’s Executive Severance Plan.

Except as otherwise provided herein, no additional RSUs will vest after your Service has terminated for any reason.

Dividends

On each of the Company’s dividend payment dates during the period extending from the Grant Date to each Anniversary Date, the Company shall credit to a bookkeeping account, solely for the purposes of recordkeeping, a number of RSUs equal to the quotient of (x) divided by (y), where (x) is an amount equal to the dividends payable with respect to the excess, if any, of (i) the number of RSUs described on the cover sheet minus (ii) the number of RSUs that has previously vested, and (y0) is the closing price of Shares on such dividend payment date, rounded to the nearest whole unit (the “Dividend RSUs”).  Dividend RSUs shall vest on each Anniversary Date (or any earlier vesting date as may be provided for under this Award), in the same ratio and subject to the same conditions,  as the number of RSUs subject to this Award that vest on such date bears to total number of unvested RSUs subject to this Award immediately before such date.

Forfeiture of Unvested Shares	Except as otherwise provided herein, in the event that your Service terminates for any reason, you will forfeit to the Company all of the RSUs subject to this grant that have not yet vested.

Repayment

If it is determined by the Board that your gross negligence, intentional misconduct or fraud caused or partially caused the Company to have to restate all or a portion of its financial statements, the Board, in its sole discretion, may, to the extent permitted by law and to the extent it determines in its sole judgment that it is in the best interests of the Company to do so, require repayment of any Shares delivered to you pursuant to this Restricted Share Unit Agreement or to effect the cancellation of unvested RSUs.

Withholding Taxes

You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the vesting of RSUs awarded under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the vesting of RSUs awarded under this grant, the Company shall have the right to: (i) require such payments from you, (ii) withhold such amounts from other payments due to you from the Company or any Affiliate, or (iii) cause an immediate forfeiture of RSUs subject to the vesting pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights	This Agreement does not give you the right to be retained by the Company (or any parent, Subsidiaries or Affiliates) in any capacity.

Shareholder Rights

You do not have any of the rights of a shareholder with respect to the RSUs unless and until the Shares relating to the RSUs vest.  You do not have the right to make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended.

Adjustments

In the event of a split, a dividend or a similar change in the Shares, the number of Shares covered by this grant may be adjusted (and rounded down to the nearest whole number) pursuant to the Plan. Your Shares shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting this grant, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact the Secretary of the Company to request paper copies of these documents.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.